STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (as amended, this "Agreement") dated as of October 12, 1999 by and between EXTREME COMFORT, INC., an Oregon corporation (the "Company"), the stockholders of the Company listed in Schedule
     1 (each a "Stockholder" and collectively, the "Stockholders") and FRISBY TECHNOLOGIES, INC., a Delaware corporation ("Buyer").

                                    RECITALS

     1. The Stockholders own all of the issued and outstanding common stock, no par value per share (the "Common Stock"), of the Company.

     2. Buyer and the Company executed a letter of interest on August 26, 1999 contemplating the sale by the Stockholders to Buyer of the Common Stock (the "Purchase") in exchange for the Aggregate Purchase Consideration, pursuant to the terms of this Agreement.

     3. The parties desire to make certain representations, warranties and covenants in connection with and to prescribe various conditions to the Purchase.

     Accordingly, the parties agree as follows:


                                 I. DEFINITIONS

     I.1. Definitions. In addition to the terms defined elsewhere in this Agreement, the terms set forth in Appendix A to this Agreement, as used in this Agreement, have the meanings set forth in Appendix A when used in this Agreement with initial capital letters.

     II. AGGREGATE PURCHASE CONSIDERATION AND CLOSING PAYMENTS

     II.1. Purchase of Common Stock. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer will purchase from each Stockholder and each Stockholder will sell, assign, transfer and deliver ("Transfer") to Buyer, the Common Stock owned by such Stockholder. The Stockholders will deliver to Buyer the certificates representing the Common Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, by each Stockholder Transferring the same to Buyer with all necessary transfer tax and other revenue stamps, acquired at such Stockholder's expense, affixed and canceled. Each Stockholder will cure any deficiencies with respect to the endorsement of the certificates representing the Common Stock owned by such Stockholder or with respect to the stock power accompanying any such certificates.

     II.2. Purchase Price. In consideration for the Transfer by the Stockholders of the Common Stock to Buyer, Buyer will deliver to the Stockholders the Aggregate Purchase Consideration in accordance with the terms of this Agreement. At the Closing, Buyer will deliver to the Stockholders 40,000 shares, in the aggregate, of Buyer Stock (such shares of Buyer Stock, together with the Net Proceeds Amount, are referred to herein as the "Purchase Price"). Buyer will deliver to each Stockholder a stock certificate issued in the name of such Stockholder representing the number of shares of Buyer Stock set forth across from such Stockholder's name in Schedule 2.2.

     II.3. Net Proceeds Amount.  (a) At the Closing,  each Stockholder listed in
Schedule 2.3(a) will deliver to Buyer evidence, in form satisfactory to Buyer, that such Stockholder has contributed to the capital of the Company its outstanding debt claim against the Company, as set forth in Schedule 2.3(a).


          (b)(i) Within 30 days after Buyer's preparation of unaudited financial statements covering the period commencing on the Closing Date and ending December 31, 2002 (the "Net Proceeds Period") and certification thereof by Buyer's Chief Financial Officer, which Buyer shall use reasonable efforts to complete within 30 days after the end of the Net Proceeds Period, Buyer will prepare and deliver to the Stockholders' Representative a statement of Net Cash Proceeds and Annual Net Earnings for the Net Proceeds Period (pro-rated for partial years) (the "Net Proceeds Statement"). The Net Proceeds Statement will be prepared in accordance with GAAP and will be subject to the review, dispute and final determination procedures set forth in this Section 2.3(b). If, within 30 days after the date of Buyer's delivery of the Net Proceeds Statement, the Stockholders' Representative does not object to the preparation of the Net Proceeds Statement or the determination of Net Cash Proceeds and Annual Net Earnings thereunder, then such failure to object will constitute the final and binding acceptance of Buyer's preparation of the Net Proceeds Statement.


          (ii) Subject to Section 2.3(c), within 45 days after the final determination of the Net Proceeds Statement pursuant to this Section 2.3(b), Buyer will deliver to the Stockholders' Representative (for the benefit of the Stockholders listed on Schedule 2.3(a) the applicable amount (the "Net Proceeds Amount") set forth below under the caption entitled "Net Proceeds Amount":


                    Net Cash Proceeds                               Net Proceeds Amount
                    -----------------                               -------------------

o    If Net Cash Proceeds,  as calculated in the        10% of Annual Net Earnings, as calculated in the
     Net Proceeds  Statement,  are equal to or          Net Proceeds Statement
     greater than $556,796.62

o    If Net Cash  Proceeds,  as calculated in           10% of Annual Net Earnings, as caluculated in the
     the Net Proceeds Statement are less than           Net Proceeds Statement, multiplied by a factor,
     $556,796.62                                        the numerator of which shall be the amount of
                                                        Net Cash Proceeds and the denominator of
                                                        which shall be $556,796.62



The Net Proceeds Amount will be payable to the Stockholders' Representative in cash by wire transfer in immediately available funds to the account specified by the Stockholders' Representative at least three (3) Business Days in advance of such payment; provided, however, that, notwithstanding the foregoing, in no event will the Net Proceeds Amount exceed $434,424.64.


          (iii) If, within 30 days after the date of Buyer's delivery of the Net Proceeds Statement, the Stockholders' Representative determines in good faith that the Net Proceeds Statement has not been prepared and determined in accordance with this Agreement, the Stockholders' Representative will give written notice to Buyer within such 30 day period (1) setting forth the Stockholders' Representative's proposed changes to the Net Proceeds Statement as prepared by Buyer and the determination by the Stockholders' Representative of Net Cash Proceeds and Pre-Tax Earnings and (ii) specifying in detail the Stockholders' Representative's basis for disagreement with Buyer's preparation and determination of the Net Proceeds Statement. If Buyer and the Stockholders' Representative are unable to resolve any disagreement between them with respect to the preparation of the Net Proceeds Statement within 30 days after the giving of notice by the Stockholders' Representative to Buyer of such disagreement, the items in dispute will be referred for determination to a nationally recognized "Big 5" accounting firm reasonably satisfactory to the Stockholders' Representative and Buyer (who does not have any material relationship with any of the Stockholders or Buyer) (the "Accountants") as promptly as practicable, but not later than five days after the expiration of such 30 day period. Buyer and the Stockholders' Representative will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including, without limitation, by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute (but only those items in dispute) (A) in writing, (B) as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 30 days thereafter), and (C) in accordance with this Agreement. The Accountants' determination will be conclusive and binding upon each of the parties hereto. Nothing herein will be construed to authorize or permit the Accountants to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected in the Net Proceeds Statement delivered by Buyer in order for the Net Cash Proceeds and Pre-Tax Earnings to be determined in accordance with the provisions of this Agreement, or (ii) a computation of the Net Cash Proceeds and Pre-Tax Earnings that is not equal to one of, or between, the Net Cash Proceeds and Pre-Tax Earnings as determined by the Stockholders' Representative and as determined by Buyer. The fees and expenses of the Accountants will be paid by the party whose last written settlement offer related to all items in dispute, in the aggregate, submitted to the Accountants upon the referral of the matter to the Accountants in accordance with this Section 2.3(b) (each, a "Last Offer") varies by the greatest absolute amount from the determination by the Accountants of all such disputed items. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Offer) made by any party.


          (iv) During the period that the Stockholders' Representative's advisers and personnel are conducting their review of Buyer's preparation of the Net Proceeds Statement and determination of the Net Cash Proceeds and Pre-Tax Earnings, the Stockholders' Representative and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of Buyer and its representatives in connection with Buyer's preparation of the Net Proceeds Statement; provided, however, that the Stockholders' Representative will conduct such review in a manner that does not unreasonably interfere with the conduct of the business of Buyer or result in substantial out-of-pocket costs to Buyer. To the extent any such work papers are in the control of the Stockholders or the Stockholders' Representative after the Closing, the Stockholders or the Stockholders' Representative, as the case may be, will grant Buyer and its representatives reciprocal access rights for the purpose of finalizing the preparation of the Net Proceeds Statement. The Stockholders, the Stockholders' Representative and Buyer agree in good faith to use all reasonable efforts to provide such information and access described in this Section 2.3(b)(iv).


     (c) Notwithstanding anything to the contrary in Section 2.3(b)(ii),

          (i) the Net Proceeds Amount shall not be payable by Buyer until the earlier to occur of (A) the date of termination of the Slenker Licensing Agreement, (B) the date on which Buyer and the Company receive written notice from the licensor under the Slenker Licensing Agreement that such licensor has released the Company from its obligation to pay the Slenker Contingent Payment, or (C) the date on which the Stockholders listed on
     Schedule 2.3(a) execute and deliver to Buyer a written agreement whereby such Stockholders, jointly and severally, agree to indemnify Buyer against any and all claims arising out of or in connection with the Slenker Contingent Payment, upon such terms and conditions as are mutually acceptable to Buyer and such Stockholders; and

          (ii) the Net Proceeds Amount shall be reduced as follows:

          (A) by an amount equal to 50% of the amount of the Company's legal expenses paid by Buyer pursuant to Section 9.4; and

          (B) in the event that the Slenker Contingent Payment becomes due and payable, by an amount equal to the Slenker Contingent Payment plus the amount of any legal expenses incurred by Buyer or the Company in connection therewith.

     II.4. Montoya Debt. At the Closing, Buyer will pay in full the Company's outstanding debt obligations set forth in Schedule 2.4 to the Stockholder set forth therein by delivery to such Stockholder of an amount in cash equal to the amount of such debt obligations, payable to such Stockholder by wire transfer in immediately available funds to the account specified at least two (2) Business Days prior to the Closing Date by such Stockholder. Such payment by Buyer shall constitute the complete discharge and cancellation of such debt obligations of the Company.

     II.5. Earnouts. As further consideration for the Transfer of the Common Stock to Buyer, the Stockholders will be eligible to receive the following additional consideration on the following terms and conditions:

          (a) For each calendar year ended 2000 through 2003, within 30 days after Buyer's preparation of unaudited financial statements of the Company for each such calendar year and certification thereof by Buyer's Chief Financial Officer, which Buyer shall use reasonable efforts to complete within 30 days after the end of each such calendar year, Buyer will prepare and deliver to the Stockholders' Representative a statement of Annual Sales and Annual Net Earnings for each such calendar year, respectively (each an "Earnout Statement"). The Earnout Statements will be prepared in accordance with GAAP and will be subject to the review, dispute and final determination procedures set forth in Section 2.3(b).

          (b)(i) If, after the final determination of any Earnout Statement pursuant to Section 2.5(a), Annual Sales, as calculated in such Earnout Statement, are equal to or greater than $2.5 million, then within 45 days after such final determination, Buyer shall deliver to the Stockholders' Representative (for the benefit of the Stockholders) 5,000 shares of Buyer Stock (the "Sales Earnout") in the manner set forth in Section 2.5(d); provided, however, that once Buyer has delivered the Sales Earnout with respect to any Earnout Statement, no further Sales Earnout shall be deliverable to the Stockholders' Representative (for the benefit of the Stockholders) and Buyer's obligation to prepare and deliver any Earnout Statement under Section 2.5(a) with respect to the calculation of Annual Sales shall cease.

          (ii) If, after the final determination of all Earnout Statements pursuant to Section 2.5(a), Annual Sales, as calculated in each such Earnout Statement, respectively, are less than $2.5 million, Buyer shall have no obligation to deliver any Buyer Stock in respect of the Sales Earnout.

          (c)(i) If, after the final determination of any Earnout Statement pursuant to Section 2.5(a), Net Earnings, as calculated in such Earnout Statement, are equal to or greater than $825,000, then within 45 days after such final determination, Buyer shall deliver to the Stockholders' Representative (for the benefit of the Stockholders) 5,000 shares of Buyer Stock (the "Net Earnings Earnout") in the manner set forth in Section 2.5(d); provided, however, that once Buyer has delivered the Net Earnings Earnout with respect to any Earnout Statement, no further Net Earnings
     Earnout shall be deliverable to the Stockholders' Representative (for the benefit of the Stockholders) and Buyer's obligation to prepare and deliver any Earnout Statement under Section 2.5(a) with respect to the calculation of Net Earnings shall cease.

          (ii) If, after the final determination of all Earnout Statements pursuant to Section 2.5(a), Net Earnings, as calculated in each such Earnout Statement, respectively, are less than $825,000, Buyer shall have no obligation to deliver any Buyer Stock in respect of the Net Earnings Earnout.

                      III. CLOSING AND CLOSING DELIVERIES

     III.1. Closing. The closing of the Purchase (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, New York, at 10:00 a.m. New York time, on October 15, 1999, or on such other date and at such other location as the parties may mutually agree (the date on which the Closing occurs is referred to herein as the "Closing Date").

     III.2.  Closing  Deliveries.  In addition to the deliveries provided for in
Article II, at the Closing, the parties will deliver the other agreements, instruments and certificates provided for in Article VII.

     III.3. Proceedings. Except as otherwise specifically provided for in this Agreement, all proceedings that will be taken and all documents that will be executed and delivered by the parties hereto on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

     IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

     IV.1. Representations and Warranties of the Company. Each of the Company and the Stockholders jointly and severally represents and warrants, as of the date hereof and the Closing Date, to Buyer as follows:

          IV.1.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon. The Company has all corporate power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect. The Company has delivered to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

          IV.1.2. Corporate Authorization; Enforceability. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are within the Company's corporate powers and will have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been and each of the Ancillary Agreements to which the Company will be a party at the Closing, will have been duly executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          IV.1.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company will be a party at the Closing require no action by or in respect of, or filing with, any Governmental Authorities.

          IV.1.4. Non-Contravention; Consents. Except as disclosed on Schedule 4.1.4, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company will be a party at the Closing will not (a) violate the articles of incorporation or bylaws or comparable organizational documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any permits of the Company or any licenses to which the Company is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of, the Company or to a loss of any benefit to which the Company is entitled under any agreement or other instrument binding upon, the Company or any license, franchise, permit or other similar authorization held by the Company, or
     (e) result in the creation or imposition of any Lien on any asset of the Company, except in the case of clauses (c), (d) and (e) for such filings, permits, consents, approvals or notices and violations, breaches, conflicts and Liens which, individually or in the aggregate could not reasonably be expected to have a material adverse effect.

          IV.1.5. Capitalization; No Subsidiaries. (a) The authorized capital of the Company consists of 2,000 shares of Common Stock, of which 1,745.835 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable. The Common Stock is duly authorized and, when delivered to Buyer in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable and free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, subject to applicable securities laws).

          (b) There are no outstanding (1) shares of capital stock or other securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

          (c) The Company has no subsidiaries and does not own of record or beneficially (i) any shares of capital stock or voting securities or any other equity interest in any other Person or (ii) any participating or other interest in any partnership, joint venture or other non-corporate business enterprise.

          IV.1.6. Financial Statements; Books and Records. (a) Copies of the Financial Statements have been delivered to Buyer. Except as set forth in
     Schedule 4.1.6, the Financial Statements fairly present the financial position of the Company as of the dates thereof and its results of operations and changes in financial position for the periods then ended in conformity with GAAP.

          (b) There have been no changes in the Company's reserve or accrual amounts or policies since August 31, 1999.

          (c) All accounts, books, ledgers and official and other records material to the business of the Company have been fully, properly and accurately kept and compiled, and there are no material inaccuracies or discrepancies contained or reflected therein. Except as set forth in
     Schedule 4.1.6, the Company's books of account have been kept in conformity with GAAP.

          IV.1.7. No Undisclosed Liabilities. There are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a material liability, other than:

          (a) liabilities provided for in the Financial Statements or disclosed in the notes thereto;

          (b) liabilities disclosed on Schedule 4.1.7.

          (c) liabilities incurred in the ordinary course of business consistent with past practices after the Interim Balance Sheet Date; and

          (d)   liabilities   reasonably   incurred  in   connection   with  the
     transactions contemplated by this Agreement.

          IV.1.8. Intercompany Accounts. Schedule 4.1.8 contains a complete list of all intercompany balances as of August 31, 1999 between any Stockholder and such Stockholder's Affiliates, on the one hand, and the Company, on the other hand. Other than (a) as disclosed on Schedule 4.1.8 and (b) compensation paid in the ordinary course consistent with past practice, since such date, there has not been any accrual of liability by the Company to any Stockholder or such Stockholder's Affiliates or other transaction between the Company and any Stockholder and such Stockholder's Affiliates or any action taken (other than this Agreement) which could reasonably be expected to result in any such accrual, or the incurrence of any legal or financial obligation to any such Person, after the Closing Date.

          IV.1.9. Accounts Receivable and Inventory. (a) All accounts receivable reflected in the Financial Statements (net of reserves set forth therein) and all accounts receivable which have arisen since the Interim Balance Sheet Date (net of additional reserves established since then, none of which are material) are valid and enforceable claims, and the goods sold and delivered which gave rise to such accounts receivable were sold and delivered in accordance with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no defenses, offsets or recovery and are fully collectible in the ordinary course of business without resort to legal proceedings except to the extent of the amount of the reserve for doubtful accounts reflected on the Financial Statements.

          (b) Except as set forth on Schedule 4.1.9(b), all inventories reflected on the Financial Statements (net of reserves set forth thereon) and all inventories which have been acquired since the Interim Balance Sheet Date (net of reserves established since such date, none of which is material) are carried in accordance with GAAP at lower of cost or market, are in good condition and are not obsolete (as determined in accordance with industry standards). The amount and mix of items in the inventories of supplies, in-process and finished products are consistent with the past business practices of the Company.

          IV.1.10. Accounts Payable. Schedule 4.1.10. sets forth a true and correct "aged" list of all accounts payable of the Company as of September 30, 1999.

          IV.1.11. Properties. (a) The Company does not own any real property. Except as set forth in Schedule 4.1.11, the Company has good title to, or in the case of leased property has valid leaseholds in, all of its property and assets (whether real or personal, tangible or intangible), including without limitation, those properties and assets reflected on the Financial Statements, free and clear of all Liens, except for (i) Liens identified on the Financial Statements, (ii) Liens for Taxes not yet due, (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets, or (iv) mechanics', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business.

          (b) The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and are sufficient for the conduct of the Company's business as currently conducted.

          IV.1.12. Intellectual Property. (a) Schedule 4.1.12(a) identifies all Intellectual Property Rights and all licenses, sublicenses and other written agreements to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Rights, including the identity of all parties thereto. As used in this Agreement, the term `Intellectual Property Rights" means any trademark, service mark, trade name, invention, license, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), in each case which is owned, licensed, used or held for use in connection with the conduct of the business of the Company as now conducted. The Company has the valid right to use the Intellectual Property Rights in the conduct of its business and such Intellectual Property Rights are sufficient for the conduct and development of the Company's business as currently conducted and as presently contemplated by the Company to be conducted in the future.

          (b) Except as set forth in Schedule 4.1.12(b):

          (i) The Company has not been sued or charged with or been a defendant in any claim, suit, action or proceeding relating to its business that is either pending or, to the knowledge of the Company, threatened, that involves a claim of infringement by the Company or any of its Affiliates of any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how or any other similar type of proprietary intellectual property right of any other Person and the Company has no knowledge of any basis for any such claim of infringement, including with respect to the future development of the Company's business as presently contemplated, by any other Person of any Intellectual Property Rights;

          (ii) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation or any continuing infringement of any of the Intellectual Property Rights by any other Person, including any employee, former employee, supplier, licensee, customer or Affiliate of the Company.

          (iii) The Company is not in violation of any license, sublicense or other agreement in respect of which the Company is a party and pursuant to which it is authorized to use any Intellectual Property Rights or any other trademarks, service marks, trade names, inventions, patents, trade secrets, copyrights, know-how or any other similar type of proprietary intellectual property rights of any other Person.

          (iv) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

          (v) The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how or any other similar type of proprietary intellectual property right; and

          (vi) There are no trade secrets, unpatented inventions or other confidential know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, that are not subject to confidentiality agreements between the Company and its employees, consultants and suppliers.

          IV.1.13. Contracts. (a) Except as disclosed in Schedule 4.1.13(a), the Company is not a party to or bound by:

          (i) any lease or sublease of real or personal property or;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for payments by the Company in any one year of $10,000 or more;

          (iii) any agreement providing for the sale by the Company of goods, services, equipment or other assets that provides for payments to the Company of $10,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (other than trade payables arising in the ordinary course of business) (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any indenture, note, bond, guaranty, surety, or other obligation for, or relating to, the borrowing or lending of money;

          (viii) any license agreement or other agreement with respect to any Intellectual Property Rights;

          (ix)  any  agency,  dealer,  distributorship,   sales  representative,
     marketing or other similar agreement;

          (x) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date; or

          (xi) any other agreement, commitment or arrangement not made in the ordinary course of business that is material to the Company.

          (b) Each agreement, contract or commitment disclosed or required to be disclosed in any Schedule to this Agreement is a valid and binding agreement of the Company and is in full force and effect, and the Company:

          (1) has performed all obligations required to be performed by it under such agreements, contracts or commitments;

          (2) is current in all payments obligations under such agreements, contracts or commitments; and

          (c) Except as disclosed in Schedule 4.1.13(c), each lease of real property to which the Company is a party is valid, binding and enforceable in accordance with its respective terms and the Company is a tenant or possessor in good standing thereunder, and all due under such leases for which any applicable grace period has expired have been paid. The Company is not nor, to the knowledge of the Company, is any other party thereto in default or breach in any respect under the terms of any such lease.

          IV.1.14. Absence of Certain Changes. Except as disclosed on Schedule 4.1.14, since the Interim Balance Sheet Date, the business of the Company has been conducted in he ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate has had or could reasonably be expected to have a material adverse effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any securities issued by the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding securities issued by the Company;

          (c) any amendment of any term of any outstanding security issued by the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company of any Lien on any material asset;

          (f) any making by the Company of any loan, advance or capital contributions to or investment in any Person;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

          (h) any write off, write up or write down of any material assets of the Company;

          (i) except for this Agreement and for transactions or commitments entered into in the ordinary course of business consistent with past practice, any by the Company;

          (k) any forward purchase commitments outside of the ordinary course of business, or at prices higher than then current market prices;

          (l) any change in compensation, bonuses or other benefits payable to any director, officer or employee of the Company;

          (m) any change in the terms of the Company's severance or retirement plans or policies thereof or

          (n) any labor dispute, other than routine individual grievances.

          IV.1.15. Tax Matters. Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 4.1.15, (a) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been or will be filed when due in accordance with all applicable laws; (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein; (c) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (d) the charges, accruals and reserves for Taxes for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes;
     (e) the Company is not delinquent in the payment of any Tax; (f) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (g) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax (other than normal audits conducted by state or local Tax Authorities in the ordinary course of business); (h) neither the Company nor any other Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code; (i) there are no Liens for Taxes upon the assets of the Company except Liens for current Taxes not yet due; (j) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under
     Section 48 1(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period; and (k) the Company has never been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.

          IV.1.16. Insurance Coverage. Schedule 4.1.16 contains a complete list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of the Company. Except as set forth in Schedule 4.1.16, (i) there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bond;, (ii) all premiums due and payable under all such policies and bonds have been paid and the Company has complied with the terms and conditions of all such policies and bonds; (iii) such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect; (iv) such policies of insurance and bonds are of the type and in amounts deemed by the management of the Company to be sufficient; and (v) the Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

          IV.1.17. Litigation. Except as set forth in Schedule 4.1.17, there is no action, suit, investigation or proceeding (including, without limitation, any product liability claim) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before any court or arbitrator or any governmental body, agency or official.

          IV.1.18. Compliance with Laws; End-Use Products. (a) Except as disclosed on Schedule 4.1.18(a), the Company, in the conduct of its business, is in compliance in all material respects with all laws, rules, regulations, judgments, injunctions, orders or decrees applicable thereto.

          (b) Schedule 4.1.18(b) describes each government or regulatory license, authorization, permit, Environmental Permit, consent and approval held by the Company, issued in respect of the Company or required to be so held or issued to carry on the business of the Company as now conducted. Except as set forth on Schedule 4.1.18(b), each such license, authorization, permit, Environmental Permit, consent and approval is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. The Company is not in default under, and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under, any license, franchise, permit, Environmental Permit, or similar authorization held by the Company.

          (c) Except as set forth on Schedule 4.1.18(c), there are no statements, citations or decisions issued by any governmental authority that any product manufactured, marketed or distributed by the Company or any of its licensees (an "End-Use Product"), is, in whole or in part, defective or fails to meet any standard promulgated by any such governmental authority nor has any such governmental authority or other Person threatened, in writing, or, to the knowledge of the Company, otherwise threatened, to issue any such statement, citation or decision. Except as set forth on Schedule 4.1.18(c), (i) to the knowledge of the Company, there have been no threatened or actual government recalls by any Governmental Authority with respect to any End-Use Product; and (ii) there is no reasonable basis for the Company or any licensee to recall any End-Use Product or a duty to warn customers of a defect or insufficiency in any End-Use Product.



          IV.1.19. Environmental Matters. (a) Except as disclosed on Schedule

4.1.19,

          (i) the Company has no knowledge of nor has it received any written notice from any Person alleging that the assets or properties now or previously owned, leased or operated by the Company do not comply with, or that the Company is in violation of or has violated, in connection with its use of any such assets or properties or the conduct of its business, any Environmental Laws;

          (ii) the Company has no knowledge of nor has it received any written notice from any Person alleging that there is any liability on the part of the Company arising out of or related to, directly or indirectly, any Environmental Laws;

          (iii) to the knowledge of the Company, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing materials or underground storage tank (active or abandoned) is present at any property now owned, leased or operated by the Company; or

          (iv) to the knowledge of the Company, no Hazardous Substance has been transported, stored, used, manufactured, generated, distributed, released, discharged or disposed of by the Company in violation of any applicable Environmental Laws.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the business of the Company or any property or facility currently or, to the knowledge of the Company, previously owned or leased by the Company.

          IV.1.20. Plans and Material Documents. (a) Schedule 4.1.20 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual, with respect to which the Company or any ERISA Affiliate has or has had in the six years preceding the date hereof any obligation or liability or which are or were in the six years preceding the date hereof maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the "Plans"). With respect to each employee pension benefit plan subject to ERISA, the Company has delivered to Buyer a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement,
     (ii) each summary plan description and summary of material modifications, and (iii) the most recently filed IRS Form 5500 for each such Plan, if any. The Company has no express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan or to modify any Plan, other than as required by law.


          (b) Except as disclosed in Schedule 4.1.20, none of the Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Plans is (i) a "multiemployer plan" as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. Except as disclosed in Schedule 4.1.20, (A) none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person, and (B) none of the Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company. Except as disclosed in
     Schedule 4.1.20, each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

          (c) Except as disclosed in Schedule 4.1.20, each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable law, foreign and domestic, and the Company and all ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Plan. No legal action, suit or claim is pending or, to the knowledge of the Company and any Stockholder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

          (d) Except as disclosed in Schedule 4.1.20, each Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt, and no fact or event has occurred since the date of such determination letter to adversely affect the qualified or exempt status of any Plan or trust.

          (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any material liability for any excise tax arising under Section 4971, 4972,
     4975, 4980 or 4980B of the Code and no fact or event exists which could give rise to such liability. Neither the Company nor any ERISA Affiliate has incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists which could give rise to such liability.

          (f) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authorities, and no fact or event exists which could give rise to any such challenge or disallowance.

          (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

          (h) Except as disclosed in Schedule 4.1.20 or in this Agreement or the Ancillary Agreements, no employee or former employee of the Company or any ERISA Affiliate thereof will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

          (i) Except as disclosed in Schedule 4.1.20, no current or former employee of the Company or any ERISA Affiliate thereof holds any option to purchase shares of the Company.

          (j) None of the Plans promises or provides retiree health or life insurance benefits.

          IV.1.21. Interests in Customers, Suppliers, Etc. Except as disclosed in Schedule 4.1.21, to the knowledge of the Company, no Stockholder, nor any other officer or director of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities will not be deemed to be a financial interest for purposes of this Section 4.1.21.

          IV.1.22. Customer, Supplier and Employee Relations; Employee Compensation; Bonuses. (a) The relationships of the Company with its customers, suppliers and employees are good commercial working relationships and, except as disclosed in Schedule 4.1.22(a), none of the Company's material customers or material suppliers or employees receiving annual compensation in excess of $50,000 has canceled, terminated or otherwise materially altered or notified the Company of any intention or otherwise threatened to cancel, terminate or materially alter its relationship with the Company effective prior to, as of, or within one year after, the Closing. As of the date hereof, there has not been, and the Company has no reason to believe that there will be, any change in relations with material customers, suppliers or employees of the Company as a result of the transactions contemplated by this Agreement.

          (b) Schedule 4.1.22(b) lists (i) all employees of the Company who receive annual compensation in excess of $50,000 and (ii) all bonuses and any other amounts to be paid by the Company to employees of the Company at or in connection with the Closing ("Bonuses").

          IV.1.23. Other Employment Matters. (a) The Company is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company; the Company is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company; to the knowledge of each of the Company and the Stockholders, no representation question exists respecting employees of the Company; and, except as specifically set forth on Schedule 4.1.23, no claim in respect of the employment of any employee has been asserted and is currently pending or, to the knowledge of the Company or any Stockholder threatened, against the Company.

          (b) Schedule 4.1.23 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Interim Balance Sheet Date: vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Plan of the Company.

          (c) No former or current employee or current or former director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Company, or
     (ii) the ability of the Company to conduct its business.

          (d) Schedule 4.1.23 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

          IV.1.24. Millennium Compliance. Schedule 4.1.24 describes the measures that have been implemented to determine the extent to which the computer systems used by the Company in its business (the "Computer Systems") are not in Millennium Compliance, and the material details of any program undertaken with a view towards causing the Computer Systems to achieve Millennium Compliance.

          IV.1.25. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          IV.1.26. Full Disclosure. The representations and warranties of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances in which they are being made, not misleading.

     IV.2. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally and not jointly and with respect to such Stockholder only, to Buyer, as of the date hereof and the Closing Date, as follows:

          IV.2.1. Authority; Enforceability. Such Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which such Stockholder will be a party at the Closing, to consummate the transactions contemplated hereby and to perform his or her obligations hereunder. This Agreement has been and each of the Ancillary Agreements to which such Stockholder will be a party at the Closing will have been, duly executed and delivered by such Stockholder and are legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their respective terms.

          IV.2.2. No Conflicts. The execution and delivery of this Agreement and each Ancillary Agreement to which such Stockholder will be a party at the Closing do not and will not at the Closing, and the consummation of the transactions contemplated hereby and compliance with the terms hereof do not and will not at the Closing, violate or conflict with in any respect or result in a breach under any contract, license, Order or Law applicable to such Stockholder.

          IV.2.3. No Consents. No consent of, approval or filing with, any court or other Person is required to be obtained or made by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Stockholder will be a party at the Closing or the consummation by such Stockholder of the transactions contemplated hereby or thereby.

          IV.2.4. Ownership of Shares; Title. All of the issued and outstanding shares of the Common Stock set forth opposite such Stockholder's name on
     Schedule 4.2.4 are lawfully owned of record and beneficially by such Stockholder, free and clear of any Liens. Such Stockholder has the full legal right, power and authority to vote, sell, assign, transfer and convey such shares of Common Stock. Except as set forth in Schedule 4.2.4, such shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal or understanding, including without limitation any contract restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

          IV.2.5. Litigation. Except as disclosed in Schedule 4.2.5, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder before any court or arbitrator or any Governmental Authorities which, individually or in the aggregate, if determined or resolved adversely to such Stockholder could, individually or when considered together with all other such matters, adversely affect the right or ability of such Stockholder to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such Stockholder will be a party at the Closing; and such Stockholder knows of no valid basis for any such action, proceeding or investigation.

          IV.2.6. Interests in Customers, Suppliers, Etc. Except as disclosed in
     Schedule 4.2.6, neither such Stockholder, nor, to the knowledge of such Stockholder, any other officer or director of the Company, possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities will not be deemed to be an ownership interest for purposes of this Section 4.2.6.

          IV.2.7. Investment Risks. Such Stockholder recognizes that the sale to Buyer of the Common Stock owned by such Stockholder in exchange for, in significant part, shares of Buyer Stock involves significant risks. Such
     Stockholder further recognizes that the value of the Buyer Stock to be issued to such Stockholder hereunder may increase or decrease for reasons beyond the control of such Stockholder or Buyer.

          IV.2.8. Information Made Available. Such Stockholder has been provided a copy of Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 and Proxy Statement in respect of Buyer's 1999 annual meeting of shareholders, and has been afforded the opportunity to review additional documents and additional information and has had the opportunity to ask questions of the officers, directors and representatives of Buyer, concerning Buyer, its business, operations, financial condition and prospects or any other matter relating to the operations of Buyer or Buyer Stock. Buyer has responded to all inquiries that such Stockholder has made of it concerning Buyer, its business, operations, financial condition and prospects or any other matter relating to the operations of Buyer or Buyer Stock.

          IV.2.9. Business or Financial Experience. Such Stockholder has, through himself or through his unaffiliated professional advisor(s), the business or financial experience to protect his interest in connection with the issuance of any shares of Buyer Stock and the entering into of the transactions contemplated by this Agreement.

          IV.2.10. Evaluation of Risks. Such Stockholder has, with the assistance of independent professional legal counsel, financial advisors and accountants, evaluated the merits and risks of selling his shares of Common Stock to Buyer in exchange for, in significant part, shares of Buyer Stock and entering into the transactions contemplated by this Agreement.

          IV.2.11. Purchase For Investment. Such Stockholder intends to obtain any shares of Buyer Stock offered to him for investment and not with a view toward distribution of those shares.

          IV.2.12. No Third Party Interest. No other person or entity has any direct or indirect beneficial interest in such shares of Buyer Stock to be received by such Stockholder hereunder.

          IV.2.13.  Unregistered  Securities.  Such Stockholder understands that
     (i) the issuance of shares of Buyer Stock to such Stockholder has not been registered under the Securities Act of 1933 and the rules and regulations promulgated thereunder (as amended, the "Securities Act") or any state securities laws in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act and analogous state securities law provisions, and such shares of Buyer Stock must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available, (ii) Buyer is under no obligation to register such shares of Buyer Stock on such Stockholder's behalf or to assist him in complying with any exemption from registration, and (iii) such shares of Buyer Stock may not be sold pursuant to Rule 144 of the Securities Act unless all of the conditions of that Rule are met.

          IV.2.14. No Governmental Approval. Such Stockholder understands that no government agency has passed upon such shares of Buyer Stock or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of such shares of Buyer Stock.

          IV.2.15. No Reliance. In entering into this transaction, (a) such Stockholder is not relying on information other than (i) that provided by Buyer or its representatives, and/or (ii) the results of the independent investigation conducted by such Stockholder and its advisors and representatives, and (b) such Stockholder has not received (i) any assurances or projections as to the prospects for Buyer's business or (ii) any inducement other than the Aggregate Purchase Consideration to enter into the transactions contemplated by this Agreement.

                   V. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company and the Stockholders, as of the date hereof and the Closing Date, as follows:

     V.1. Organization and Existence. Buyer is a corporation duly organized and validly existing under the laws of Delaware and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     V.2. Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party at Closing are within the powers of Buyer and have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been and each of the Ancillary Agreements to which Buyer will be a party at Closing will have been duly executed and delivered by Buyer and are legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     V.3. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party at Closing do not and will not (a) contravene or conflict with the constituent documents of Buyer, (b) require any action by or in respect of, or filing with, any governmental body, agency or official or (c) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon Buyer.

     V.4. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     V.5. Compliance with Exchange Act. Buyer is in compliance with its reporting obligations under Sections 13 and 15(d) of the Exchange Act.


                                 VI. COVENANTS

     VI.1. Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Stockholders will cause the Company to, and the Company will, conduct its operations only according to its ordinary and usual course of business (including managing its working capital in accordance with its past practice and custom) and use its respective best efforts to: (a) preserve intact its business organizations, (b) keep available the services of its officers and employees and (c) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it. The Company will confer with Buyer concerning operational matters of a material nature and report periodically to Buyer concerning its business, operations and finances. Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of Buyer, the Company will not, and the Stockholders will cause the Company not to:


     (i) Amend or modify its articles of incorporation, bylaws or any other organizational document from its form on the date of this Agreement;

     (ii) Change any salaries or other compensation of, or pay any bonuses to any director, officer, employee or stockholder of the Company, or enter into any employment, severance, or similar agreement with any director, officer, stockholder or employee of the Company, provided, however, that the compensation of employees of the Company receiving annual compensation of less than $50,000 may be changed in the ordinary course of business consistent with past practice;

     (iii) Adopt or  increase  any  benefits  under any profit  sharing,  bonus,
deferred  compensation,   savings,  insurance,  pension,  retirement,  or  other
employee benefit plan for or with any of its employees;


     (iv) Enter into any contract or commitment except contracts and commitments (for capital expenditures or otherwise) in the ordinary course of business consistent with past practice;

     (v) Incur, assume or guarantee Indebtedness;

     (vi) Enter into any transaction or commitment relating to the assets or the business of the Company which, individually or in the aggregate, could be material to the Company, or cancel or waive any claim or right of substantial value which, individually or in the aggregate, could be material to the Company, or amend any term of any Company Securities;

     (vii) Set aside or pay any dividend or make any other distribution with respect to any shares of capital stock of the Company or repurchase, redeem or otherwise acquire directly or indirectly, any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (viii) Make any change in accounting methods or practices (including changes in accruals or reserve amounts or policies);

     (ix) Issue or sell any Company Securities or make any other changes in its capital structure, including the grant of any stock option or other right to purchase shares of capital stock of the Company;

     (x) Sell, lease or otherwise dispose of any material asset or property;

     (xi) Except as expressly permitted under this Agreement, write-off as uncollectable any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material; write-off, write-up or write-down any other material asset of the Company; or alter its customary time periods for collection of accounts receivable or payments of accounts payable;

     (xii) Create or assume any Lien other than a permitted Lien;

     (xiii) Make any loan, advance or capital contributions to or investment in any Person;

     (xiv) Terminate or close any material facility, business or operation of the Company;

     (xv) Cause or suffer any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect;

     (xvi)  Cause  any  other  event,   occurrence,   development  or  state  of
circumstances or facts which individually or together with other matters, has had or could reasonably be expected to have a material adverse effect; or

     (xvii) Agree to do any of the foregoing.

     VI.2. Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, no Stockholder, nor the Company, or any of their respective Affiliates, or any officer or director of the Company, or any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) will take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, other than Buyer (and its affiliates and representatives), concerning any purchase of any capital stock of the Company or any purchase, asset sale or similar transaction involving the Company. Each of the Company, and the Stockholders will disclose to Buyer the existence or occurrence of any proposal or contract which it or they or any of their representatives described above may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contract is received.

     VI.3. Review of the Company; Confidentiality. (a) Buyer may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and their financial and legal condition to the extent they deem necessary or advisable to familiarize itself with such properties and other matters. The Company will permit Buyer and its representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the respective books and records of the Company and to cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the respective business and properties of the Company as Buyer will from time to time reasonably request. The Company will deliver or cause to be delivered to Buyer such additional instruments, documents, certificates and opinions as Buyer may reasonably request for the purpose of (i) verifying the information set forth in this Agreement or on any Schedule attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.


     (b) Prior to the Closing, without the prior written consent of the other parties, no party will, or will permit any of its Affiliates to, disclose to any other Person (other than such Person's financing sources, existing stockholders and such Person's directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement and the Ancillary Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Each party will direct its financing sources, stockholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such person may disclose such information to the extent required by Law and upon the advice of counsel.

     VI.4. Best Efforts. Each of the Company, the Stockholders and Buyer will cooperate and use their respective best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. Notwithstanding any other provision hereof, in no event will Buyer or any of its Affiliates (including the Company after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any subsection of Section 7.1 which it is necessary or advisable for the Stockholders or the Company to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

     VI.5. Notices of Actions and Proceedings. (a) The Company will promptly notify Buyer of any claims, actions, proceedings, or investigations commenced or, to its knowledge, threatened, involving or affecting the Company, which could have a material adverse effect or which could adversely affect the consummation of the transactions contemplated by this Agreement.

     (b) The Company will promptly give notice to Buyer of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;
(iii) the occurrence or nonoccurrence of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate; (iv) any failure of the Company to comply with or satisfy in any material respect when required any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (v) the discovery of any information indicating that a representation or warranty contained in this agreement is untrue or incorrect in a material respect; provided, however, that the delivery of any notice pursuant to this Section II.5 will not prejudice Buyer's right to any remedies to which it may be entitled hereunder.

     VI.6. Use of Names. On and after the Closing Date, the Stockholders will discontinue all use of the names and marks included in the Intellectual Property Rights Transferred pursuant to this Agreement, including the names "Extreme Comfort, Inc.", "Extreme Comfort", "Ski Time" and "Roo", alone or any combination of any words or marks confusingly similar thereto, and will as promptly as possible, but in no event later than 30 days after the Closing Date, eliminate such names from all signs, letterheads, business cards, displays and other materials used by any of the Stockholders, except to the extent such names and marks are used solely in connection with the continuing operation of the Company's business by Buyer.


     VI.7. Further Assurances. From time to time, as and when requested by any party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.


     VI.8. Advisory Committee. Buyer will form an advisory committee consisting of Ms. Diane Montoya, Dr. Patrick Golden and a representative of Buyer to serve for a term commencing on the Closing Date and ending on December 31, 2003. The advisory committee will meet on a quarterly basis for the sole purpose of reviewing the business and financial results of operations of the Company and the status of the Company's initiatives in new product and market development and promotional activities for the immediately preceding quarter, as presented by Mr. Doug Clark. The advisory committee will submit formal recommendations to the Company's Board of Directors with respect to such review; provided, however, that the Advisory Committee will function solely in an advisory capacity and neither the Company nor its Board of Directors will have any obligation to implement such recommendations.

     VI.9. Certain Tax Matters.

     (a) Buyer and the Stockholders agree to treat the Purchase for all federal, state and local tax purposes as a fully taxable purchase and not a reorganization. Buyer shall have the option, in its sole discretion, to make an election under Section 338(g) of the Code (and any comparable election under state, local or foreign tax law) with respect to the Company.

     (b) The Stockholders, the Company and Buyer, shall make available to each other, as reasonably requested, all records, information and documents, and shall take or cause its proper officers and directors to take any and all actions reasonably requested by the other, in order to comply with this Section 6.9.

     (c) All transfer, documentary, sales, use, stamp, registration, value added and other U.S. taxes and fees (including any penalties and interest) imposed on the Company in connection with the sale of the Common Stock to Buyer under this Agreement will be borne and paid by the Stockholders' Representative (on behalf of the Stockholders) when due, and the Stockholders' Representative (on behalf of the Stockholders) will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

     VI.10. Restriction on Transfer of Buyer Stock. No Stockholder will Transfer any shares of Buyer Stock without first registering or qualifying such shares under applicable securities Laws, unless such Transfer is exempt under such Laws.


     VI.11. Piggy-Back Registration Rights. (a) If, at any time or from time to time while any Registrable Securities are outstanding, Buyer proposes to register any of its securities (whether for its own or others' account) under the Securities Act (other than by a registration statement on Form S-8 or Form S-4 or successor or similar forms), Buyer shall promptly give written notice, in accordance with the notice provisions of Section 9.2, to the holders of the Registrable Shares (the "Holders") of Buyer's intention to effect such registration. If, within 15 days after receipt of such notice, any Holder submits a written request to Buyer specifying the Registrable Securities such Holder proposes to sell or otherwise dispose of(a "Piggy-Back Registration"), Buyer shall, subject to Section 6.11(c) below, include the number of shares of Registrable Securities specified in such Holder's request in such registration statement and Buyer shall use its reasonable efforts to keep each such registration statement in effect and to maintain compliance with Federal and state securities and Blue Sky laws and regulations for the period necessary for such Holder to effect the proposed sale or other disposition. Any Holder participating in an Underwritten Offering pursuant to this Section 6.11 shall, if required by the managing underwriter or underwriters of such offering, enter into an underwriting agreement in a form customary for underwritten offerings of the same general type as such offering.

     (b) Unless a Holder, or a person acting on behalf of a Holder, has commenced a distribution under this Section 6.11, nothing in this Section 6.11 will create any liability on the part of Buyer to the Holders of Registrable Securities if Buyer for any reason should decide not to file a registration statement proposed to be filed under the preceding paragraph or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by Buyer of any notice under this Section 6.11 or otherwise.

     (c) Notwithstanding anything contained in this Section 6.11, if the managing underwriter or underwriters of an offering described in Section 6.11(a) deliver(s) a written opinion to the Holders that the size of the offering that the Holders, Buyer or any other Person intends to make or the kind or combination of securities that the Holders, Buyer and any other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then the amount of any securities proposed to be offered shall be reduced or excluded for the offering as follows:

     (i) in the case of a Piggy-Back Registration initiated by a Person other than Buyer, all securities (including Registrable Securities) to be included in such offering by the Holders and the holders of similar "piggy-back" registration rights shall be reduced or excluded from such offering on a pro-rata basis before any securities of Buyer and the Persons initiating the Piggy-Back Registration are reduced or excluded; and

     (ii) in the case of a Piggy-Back Registration initiated by Buyer, all securities (including Registrable Securities) to be included in such offering by the Holders, and any other holders of similar "piggy-back" registration rights shall be reduced or excluded from such offering on a pro-rata basis before any securities of Buyer are reduced or excluded.

     VI.12.  Compliance  with  Exchange  Act.  For so  long  as any  Registrable
Securities are outstanding, Buyer will comply with its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

     VI.13. Listing of Registrable Securities. At or after the Closing, Buyer will cause any outstanding Registrable Securities to be listed with the NASDAQ exchange as unregistered shares of Buyer Stock within a reasonable period of time after the issuance of such Registrable Securities to the Stockholders.

     VI.14. Debt Repayment. Within 60 days after the Closing Date, Buyer will cause the outstanding principal amount, together with all accrued but unpaid interest, under the Promissory Note, dated June 1, 1993, between James C. Borg, Patrick F. Golden, R. Kim Short, Douglas Clark, Diane Montoya, R. Gail Overgard and Charles T. Eden and Siuslaw Valley Bank, and the amendments thereto, to be paid in full.


                           VII. CONDITIONS TO CLOSING

     VII.1. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing are subject to the satisfaction of the following conditions:

     VII.1.1. Representations, Warranties and Covenants of the Company. (a) The representations and warranties of the Company made in this Agreement shall be true and correct as of the date hereof and as of the Closing, as though made as of the Closing; (b) the Company shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by it on or before the Closing Date; and (c) the Company shall have delivered to Buyer a certificate, signed by an authorized officer of the Company, dated the Closing Date confirming the foregoing.

     VII.1.2. Secretary's Certificate. The Company shall have delivered to Buyer a certificate from its Secretary certifying as to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

     VII.1.3.   Stockholder  Approval.   This  Agreement  and  the  transactions
contemplated hereby shall have been approved in the manner and by the requisite vote of the Stockholders required by applicable law.

     VII.1.4. Representations, Warranties and Covenants of the Stockholders. (a) The representations and warranties of the Stockholders made in this Agreement shall be true and correct as of the date hereof and as of the Closing, as though made as of the Closing; (b) the Stockholders shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by them on or before the Closing Date; and (c) each Stockholder shall have delivered to Buyer a certificate, signed by such Stockholder, dated the Closing Date confirming the foregoing.


     VII.1.5. No Injunction, Etc. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall be in effect which prohibits the consummation of the Closing.

     VII.1.6. No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages will have been instituted by any Person (other than Buyer or the Company) before any court, arbitrator or Governmental Authorities and be pending.

     VII.1.7. Required Filings. All actions by or in respect of or filings by the Company or the Stockholders with any Person required to permit the consummation of the Closing shall have been taken, made or obtained.

     VII.1.8. Due Diligence. Buyer shall have completed, or caused to be completed by its attorneys, accountants and other representatives, to its satisfaction, business, legal, environmental and accounting due diligence investigations and reviews of the Company.

     VII.1.9. Resignation of Directors. Each of the Directors of the Company immediately prior to the Closing shall have submitted a letter of resignation to the Company effective as of the Closing.

     VII.1.10. Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been obtained.

     VII.1.11. FIRPTA. Each of the Stockholders shall have furnished to Buyer, on or prior to the Closing Date, a non-foreign person affidavit required by
Section 1445 of the Code.

     VII.1.12. No Material Adverse Change. Prior to the Closing, no event shall have occurred which, individually or when considered together with all other matters, has had or which could reasonably be expected to have a material adverse effect.

     VII.1.13. Opinion of Counsel. Buyer shall have received an opinion of Gleaves, Swearingen, Larsen, Potter, Scott & Smith LLP, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit E.

     VII.1.14. Termination of Restrictions on Common Stock. The Company and the Stockholders shall have delivered to Buyer, on or prior to the Closing Date, evidence in a form reasonably satisfactory to Buyer of the termination of the agreements set forth in Schedule 4.2.4.

     VII.1.15. Ancillary Agreements. Each of the Ancillary Agreements to which the Company or the Stockholders are a party shall have been duly executed and delivered to Buyer.

     VII.2. Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the Closing are subject to the satisfaction of the following conditions:

     VII.2.1. Representations, Warranties and Covenants of Buyer. (a) The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date hereof and as of the Closing, as though made as of the Closing; (b) Buyer shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Buyer on or before the Closing Date; and (c) Buyer shall have delivered to the Company a certificate, signed by an authorized officer of Buyer, dated the Closing Date confirming the foregoing.

     VII.2.2. Secretary's Certificate. Buyer shall have delivered to the Company a certificate from its Secretary certifying as to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

     VII.2.3. No Injunction, etc. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall be in effect which will prohibit the consummation of the Closing.

     VII.2.4. Required Filings. All actions by or in respect of or filings by Buyer with any Person required to permit the consummation of the Closing shall have been taken, made or obtained.

     VII.2.5. Opinion of Counsel. The Company shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit F.

     VII.2.6. Ancillary Agreements. Each of the Ancillary Agreements to which Buyer is a party shall have been duly executed and delivered to the Company.

                        VIII. SURVIVAL; INDEMNIFICATION

     VIII.1. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1.1, 4.1.2, 4.1.4, 4.1.5, 4.1.17, 4.2.1, 4.2.2, 4.2.4, 5.1, 5.2 and 5.3 will survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in said written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.

     VIII.2. Indemnification. (a) Prior to the Closing, the Company and the Stockholders, jointly and severally, and thereafter each Stockholder, jointly and severally, will indemnify, defend and hold harmless Buyer and its officers, directors, employees, members, managing directors, Affiliates (including, after the Closing Date, the Company) and agents, and the successors to the foregoing (and their respective officers, directors, employees, members, managing directors, Affiliates and agents), against any and all liabilities, damages and losses, including, without limitation, diminution in value of either the Company or Common Stock, lost profits and other consequential damages and, if but only to the extent asserted in a third party claim, punitive damages, and all costs or expenses, including, without limitation, attorneys' and consultants' fees and expenses ("Losses"), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Company or any Stockholder in any section of Article IV to be true and correct as of the date hereof and the Closing Date, or (ii) the breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement; provided, however, that neither the Company nor any Stockholder will be liable under clause (i) of this Section 8.2(a) unless the aggregate amount of Losses exceeds $10,000 and then from the first dollar to the full extent of such Losses.


     (b) The Stockholders, jointly and severally, will indemnify, defend and hold harmless Buyer and its officers, directors, employees, members, managing directors, Affiliates (including, after the Closing Date, the Company) and agents and the successors to the foregoing (and their respective officers, directors, employees, members, managing directors, Affiliates and agents) against Losses incurred or suffered as a result of or arising out of(i) the failure of any representation or warranty made by any Stockholder in any section of Article IV to be true and correct as of the date hereof and the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by any Stockholder pursuant to this Agreement; provided, however, that the Stockholders will not be liable under clause (i) of this Section 8.2(b) unless the aggregate amount of Losses exceeds $10,000 and then from the first dollar to the full extent of such Losses.

     (c) Buyer, on and after the Closing Date, will indemnify, defend and hold harmless the Stockholders against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the date hereof and the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided, however, that Buyer will not be liable under clause (i) of this Section 8.2(c) unless the aggregate amount of Losses exceeds $10,000 and then from the first dollar to the full extent of such Losses.


     VIII.3. Procedures. (a) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8.3, such Person will, within 60 days after it has acquired actual knowledge of such proceeding, notify the Person against whom such indemnity may be sought in writing and the Indemnifying Party, upon request of the Indemnified Party, will retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and will pay the fees and disbursements of such counsel related to the proceeding. In any such proceeding, any Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case fees and expenses of such counsel will be paid by the Indemnifying Party. It is understood that the Indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses will be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party will indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. An Indemnified Party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any claim shall not constitute a defense (in part or in whole) to any claim for indemnification for such Indemnified Party, except and only to the extent that such failure shall result in a material prejudice to the Indemnifying Party.


     (b) As of the Closing  Date and  thereafter,  each  Stockholder  waives any
right  of  contribution   from  the  Company  arising  in  connection  with  the
indemnification obligations of the Company hereunder.

     VIII.4. Right of Offset. In the event that, pursuant to Sections 8.2(a) and
(b), (i) Buyer incurs Losses or (ii) an event occurs giving Buyer a reasonable expectation that it may incur Losses and Buyer provides the Stockholders' Representative written notice thereof setting forth a specific claim and relevant supporting evidence, Buyer will have the right to offset the amount of such Losses against any amounts otherwise payable or any Buyer Stock otherwise issuable to the Stockholders under this Agreement.


                               IX. MISCELLANEOUS

     IX.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing:


     (1)  by  the  mutual  written  consent  of  Buyer,   the  Company  and  the
Stockholders;

     (2) by Buyer, if there has been a material violation or breach by the Company or a Stockholder of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company or such Stockholder within the earlier of (x) ten days after written notice thereof from Buyer or (y) the Closing Date;

     (3) by the Company, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing, and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Buyer within the earlier of (x) ten days after written notice thereof from the Company or (y) the Closing Date; or

     (4) by Buyer or the Company if the transactions contemplated hereby have not been consummated by October 31, 1999; provided, however, that neither Buyer nor either of the Company will be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if such Person's (or, in the case of the Company, a Stockholder's) breach of this Agreement has prevented the consummation of the transactions contemplated hereby; and

     (5) by Buyer, if the conditions to Closing set forth in Section 7.1.8 have not been satisfied.

     (b) In the event that this Agreement is terminated pursuant to Section 9.1(a), all further obligations of the parties hereto under this Agreement (other than pursuant to Section 9.1, which will continue in full force and effect) will terminate without further liability or obligation of any party to any other party hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of(i) failure of such party to have performed its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

     IX.2. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during sender's normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:


     (a) if to Buyer, to:

                           Frisby Technologies, Inc.
                           3380 Old Lexington Road
                           Winston-Salem, NC 27107
                           Attn: Chief Executive Officer
                           Fax: 336-784-4664

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, NY 10022
                           Attn: Stephan J. Mallenbaum, Esq.
                           Fax: 212-755-7306

                  (b) if to the Stockholders' Representative, to:

                           Mr. Douglas R. Clark
                           95 Foch Street
                           Eugene, OR 97402
                           Fax: 541-689-3733

                  with a copy to:

                           Gleaves, Swearingen, Larsen, Potter,
                           Scott & Smith LLP
                           975 Oak Street, Suite 800
                           Eugene, OR 97401
                           Attn: Thomas P.E. Herrmann, Esq.
                           Fax: 541-345-2034

or to any changed address of which the parties are notified in accordance with this Section. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     IX.3. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.


     (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

     IX.4. Expenses. Each of the parties will pay all of its own expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that Buyer will pay the Company's legal expenses up to an amount not to exceed $30,000.


     IX.5. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.


     IX.6. No Third Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.


     IX.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of such State.


     IX.8. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 will be deemed effective service of process on such party.


     IX.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEED[NG, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR [N EQUITY, ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


     IX.10. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IX.11. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     IX.12. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, among the parties, including the Letter of Interest, dated August 26, 1999, between Buyer and the Company, with respect to the subject matter of this Agreement and the Ancillary Agreements.

     IX.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

     IX.14. Certain Interpretive Matters. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to be Sections, Articles or Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (v) words in the singular include the plural and vice versa. All references to $ or dollar amounts will be to lawful currency of the United States.


     (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.


     (c) (1) All references to the "knowledge of the Company" or to words of similar import will be deemed to be references solely to the knowledge of one or more of the individuals listed on Schedule 9. l4(c)(i), which knowledge will include such knowledge as such individuals would have had after due inquiry of the responsible directors, officers and employees of the Company.

     (ii) All references to the "knowledge of Stockholder", "knowledge of the Stockholders" or to words of similar import will be deemed to be references to the knowledge of such Stockholder, as applicable, after such inquiry as is appropriate under the circumstances.

     IX.15. Stockholders' Representative. (a) By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints Mr. Douglas Clark as stockholders' representative ("Stockholders' Representative") with the exclusive authority to act in accordance with Section 9.15(b). In the event of the death, resignation or inability to act of Mr. Clark, Ms. Diane Montoya will be successor Stockholders' Representative with all powers of his predecessor.


     (b) The Stockholders' Representative will have full power:

     (i) to act on each Stockholder's behalf in accordance with the terms of this Agreement, to give and receive notices on behalf of all Stockholders and to act on their behalf in connection with any matter as to which one or more
Stockholders is an "Indemnified Party" or "Indemnifying Party" under this Agreement, all in the absolute discretion of Stockholders' Representative;

     (ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or in connection with this Agreement to substantiate the representations or warranties or to perform the covenants made by the Stockholders herein; and

     (iii) to amend this Agreement on behalf of the Stockholders solely with respect to administrative or technical revisions which will not substantially impact the economic terms of this Agreement.

     Notwithstanding anything in this Section 9.15 to the contrary, the Stockholders' Representative will not be authorized to alter, change or modify the Purchase Price on behalf of the Stockholders.

     This power of attorney, and all authority hereby conferred, is granted in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any Stockholder or by operation of Law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event. The Stockholders' Representative will not be liable for any action taken in the capacity of Stockholders' Representative in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement regardless of whether any Stockholder is the claimant or the party against whom a claim is being made. In connection with the exercise of his duties, the Stockholders' Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof to be allocated among the Stockholders and will have no liability hereunder for actions taken in good faith reliance upon the advice of such advisers. Each Stockholder will, jointly and severally, hold the Stockholders' Representative harmless from any and all Losses which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

                 [Remainder of page intentionally left blank.]


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


EXTREME COMFORT, INC.


By:   /S/ Douglas R. Clark
     Douglas R. Clark
     President


By:   /S/ Douglas R. Clark
     Douglas R. Clark
     Individually, as Stockholders'
     Representative


By:   /S/ Patrick F. Golden
     Patrick F. Golden, individually


By:   /S/ Charles T. Eden
      Charles T. Eden, individually


By:   /S/ Diane Montoya
     Diane Montoya, individually


QUATRO VENTURES, INC.


By:   /S/ Quatro Ventures, Inc.
      Name:
      Title:

                       [SIGNATURES CONTINUED ON NEXT PAGE]

THREE PLUS THREE, INC.

By:   /S/ Three Plus Three, Inc.
      Name:
      Title:



FRISBY TECHNOLOGIES, [NC.


By::   /S/ Steve Villa
         Name:  Stephen Villa
         Title:  Chief Financial Officer

                                   APPENDIX A


"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Aggregate Purchase Consideration" means the Purchase Price, the amount payable pursuant to Section 2.4, the Sales Earnout and the Net Earnings Earnout.

"Ancillary   Agreements"  means  the  Employment   Agreement,   the  Non-Compete
Agreements, the Indemnification Agreement and the Real Estate Lease.

"Annual Net Earnings" means, for any given year, the Company's annual net earnings before interest and taxes derived from sales of (i) the following current products (and any future products derivative thereof) of the Company:
Boot Heaters, Glove Heaters, Heated Boot, Roo, Heated Slipper, Thumb Heater, Wader Heater, RacerChaserTM, Graspen and SkiTime, (ii) the Company's current and future products incorporating Buyer's Thermasorb(R) or ComforTemp(R) products and (iii) other Buyer-approved products exclusively designed by the Company or its customers, in each case less discounts, rebates and allowances and after deduction of any other bona fide credits for returns actually made or allowed. In determining "net earnings" Buyer will deduct the following expenses relating to the operation of the Company: direct salary and related expenses (including wages for regular and temporary employees, the value of stock options and similar compensation awards to employees, profit-sharing payments and benefits for regular employees, and an allocable portion for other employees (not assigned to the Company) providing services to the Company on a fully burdened hourly rate determined in accordance with the same methods utilized by Buyer under its government contracts), other direct and allocable operating expenses (including trade show booth and fees, travel, promotional, materials, facilities and equipment expenses), and general and administrative expenses (including office expenses, insurance, personnel costs for finance and administration, legal fees, audit expenses, bad debt, management information systems expenses, and any appropriate corporate overhead costs reasonably allocable to the Company). All direct and allocated expense items will be determined in accordance with GAAP applied on a basis consistent with the Company's past practices.

"Annual Sales" means, for any given year, the Company's revenues derived from sales of (i) the following current products (and any future products derivative thereof) of the Company: Boot Heaters, Glove Heaters, Heated Boot, Roo, Heated Slipper, Thumb Heater, Wader Heater, RacerChaserTM, Graspen and SkiTime, (ii) the Company's current and future products incorporating Buyer's Thermasorb(R) or ComforTemp(R) products and (iii) other Buyerapproved products exclusively designed by the Company or its customers, in each case less discounts, rebates and allowances and after deduction of any other bona fide credits for returns actually made or allowed.

"Balance Sheet" means the unaudited balance sheet of the Company as of March 31, 1999 and the related statements of operations and cash flows for the period ended March 31, 1999.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

"Buyer Stock" means duly authorized, validly issued and fully paid and nonassessable shares of the authorized common stock of Buyer.

"Code" means the Internal Revenue Code of 1986, as amended.

"Employment Agreement" means the Employment Agreement between Buyer and Mr. Doug Clark, dated the Closing Date, substantially in the form attached hereto as Exhibit A.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or emissions, discharges or releases of Hazardous Substances into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

"Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities required by Environmental Laws and necessary or proper for the business of the Company as currently conducted.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Financial Statements" means, collectively, the Balance Sheet and the Interim Balance Sheet.

"GAAP"  means  United   States   generally   accepted   accounting   principles,
consistently applied.

"Governmental   Authority"  means  any  domestic  or  foreign   governmental  or
regulatory authority.

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

"Indemnification Agreement" means the Indemnification Agreement between Buyer and Patrick F. Golden, Diane J. Montoya, Charles T. Eden and Quatro Ventures, Inc., dated the Closing Date, substantially in the form attached hereto as Exhibit G.

"Indemnified Party" means any Person entitled to indemnification under this Agreement.

"Indemnifying Party" means any Person required to provide indemnification under this Agreement.

"Interim Balance Sheet" means the unaudited balance sheet of the Company for the five month period ended August 31, 1999 and the related statement of income for the nine month period ended August 31, 1999 attached hereto as Exhibit B.

"Interim Balance Sheet Date" means August 3 1,1999.

"Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Millennium Compliance" means that the Computer Systems are capable of the following, during and/or after January 1, 2000: (a) handling date information involving all and any dates, including accepting input, providing output and performing date calculations in whole or in part; (b) operating accurately without interruption on and in respect of any and all dates and without any change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

"Net Cash Proceeds" means, for any given year, the Company's net income (or loss) before taxes for such year, plus, with respect to such year, (i) any depreciation expense of the Company, (ii) any increase (or decrease) in the Company's assets (including inventory, accounts receivable and other current assets) during such year, or, in the case of 1999, since the Closing Date, and
(iii) any increase (or decrease) in the Company's liabilities (including accounts payable, accrued liabilities and other current liabilities) during such year, or, in the case of 1999, since the Closing Date, minus any amounts paid in respect of the purchase of fixed assets by the Company. "Net Cash Proceeds" specifically excludes any amounts paid or received by the Company in respect of any indebtedness of the Company arising from any external bank debt or intercompany loans from Buyer.

"Non-Compete Agreements" means the Non-Compete Agreements between Buyer and each of Mr. Doug Clark, Ms. Diane Montoya and Dr. Patrick Golden, dated the Closing Date, substantially in the forms attached hereto as Exhibits D-1 and D-2.

"Order" means any judgment, injunction, judicial or administrative order or decree.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the close of business of the Company on the Closing Date.

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business of the Company on the Closing Date.

"Real Estate Lease" means the Real Estate Lease between Buyer and States Industries, Inc. dated the Closing Date, substantially in the form attached hereto as Exhibit C.

"Registrable Securities" means the shares of Buyer Stock delivered to the Stockholders hereunder in respect of the Aggregate Purchase Consideration; provided, however, that such shares shall cease to be Registrable Securities when (i) one or more registration statements covering such shares have become effective under the Securities Act and such shares have been disposed of pursuant to such effective registration statement; (ii) such shares have been sold pursuant to Rule 144 under circumstances in which any legend borne by such shares relating to restrictions on transferability under the Securities Act or otherwise is removed by Buyer; or (iii) such shares are eligible to be sold pursuant to Rule 144.

"Slenker Contingent Payment" means the lump sum payment of $30,000, payable by the Company to the licensor under the Slenker Licensing Agreement, in the event that the Company discontinues the sale of boot heaters under the Slenker Licensing Agreement.

"Slenker Licensing Agreement" means the Licensing and Royalty Agreement, dated March 1, 1991, between Skita, Inc., Stephen A. Slenker and the Company, and the amendments thereto dated February 4, 1993 and August 30, 1999.

"Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability of the Company for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Persons, and (iii) any liability of the Company with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

"Underwritten Offering" means a registration in which securities of Buyer are sold to an underwriter for reoffering to the public.

                           INDEX OF DEFINED TERMS

         Term                                             Section

         Accountants                                      2.3(b)(iii)
         Agreement                                        Introductory Paragraph
         Bonuses                                          4.1.22(b)
         Buyer                                            Introductory Paragraph
         Closing                                          3.1
         Closing Date                                     3.1
         Common Stock                                     Recital I
         Company                                          Introductory Paragraph
         Company Securities                               4.1.5(b)
         Computer Systems                                 4.1.24
         Earnout Statement                                2.5(a)
         End-Use Product                                  4.1 .18(c)
         Holders                                          6.11(a)
         Indemnified Party                                8.3
         Indemnifying Party                               8.3
         Intellectual Property Rights                     4.1.12
         Last Offer                                       2.3(b)(iii)
         Losses                                           8.2(a)
         Net Earnings Earnout                             2.5(c)(i)
         Net Proceeds Amount                              2.3(b)(ii)
         Net Proceeds Period                              2.3(b)(i)
         Net Proceeds Statement                           2.3(b)(i)
         Piggy-Back Registration                          6.11(a)
         Plans                                            4.1.20(a)
         Purchase                                         Recital 2
         Purchase Price                                   2.2
         Returns                                          4.1.15
         Sales Earnout                                    2.5(b)(i)
         Securities Act                                   4.2.13
         Stockholders                                     Introductory Paragraph
         Stockholders' Representative                     9.15(a)
         Transfer                                         2.1